EX-99.1

                                                                           USAir
--------------------------------------------------------------------------------

                                                  February 14, 1997

Via Facsimile & U.S. Mail


British Airways Plc
Speedbird House
Heathrow Airport (London)
Hounslow TW6 2JA
England

Attention: Legal Director

Ladies and Gentlemen:

         Please be advised that USAir Group, Inc. will not exercise its Right of First Offer provided for under Section 7.2 in the Investment Agreement, dated as of January 21, 1993.



                                                  Very truly yours,


                                                  /s/ Lawrence M. Nagin
                                                  ---------------------
                                                  Lawrence M. Nagin


LMN:eb

cc:  Benjamin F. Stapleton
     Sullivan & Cromwell

     Peter Atkins
     Skadden, Arps, Slate, Meagher & Flom